Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Anthony Sanzio (Media)
(856) 968-4390
Jennifer Driscoll (Analysts)
(856) 342-6081
CAMPBELL REPORTS THIRD-QUARTER RESULTS
Third-Quarter Adjusted Net Earnings Per Share Increased 6 Percent to $0.57
CAMDEN, N.J., May 23, 2011—Campbell Soup Company (NYSE: CPB) today reported its results for the third quarter of fiscal 2011.
Third-Quarter Summary
•	Sales Increased 1 Percent to $1.813 Billion

•	Baking and Snacking Sales Increased 10 Percent

•	U.S. Soup, Sauces and Beverages Sales Decreased 8 Percent

•	Strong Performance in North America Foodservice
     Net earnings for the quarter ended May 1, 2011, were $187 million, or $0.57 per share, compared with $168 million, or $0.49 per share, in the prior year. Excluding items impacting comparability in the prior year, net earnings per share increased 6 percent in the current quarter from adjusted net earnings per share of $0.54 in the prior period. The prior year quarter’s reported net earnings included adjustments related to a completed restructuring program and a deferred tax expense related to the enactment of U.S. health care legislation in March 2010. A detailed reconciliation of the prior-year adjusted financial information to the reported information is included at the end of this news release.
     Denise Morrison, Campbell’s Chief Operating Officer, said, “This quarter we reported a modest increase in sales and EBIT and a significant improvement in earnings per share growth, with three of our four reporting segments contributing to this performance. While we are encouraged by our progress, we are not satisfied with this performance and clearly have more work to do.

     “After heavy discounting in U.S. soup during the first half, we began shifting our marketing investments in the third quarter toward brand building initiatives. Over time we anticipate that these efforts, combined with accelerated and targeted innovation, will improve price realization and strengthen brand equity. Sales of our beverage products softened this quarter compared to very strong results a year ago. We have a pipeline of healthy beverage innovations to build on our track record of growth. In Baking and Snacking, our second-largest segment, we continued to deliver strong performance with double-digit sales increases and strong bottom-line results this quarter.”
     Morrison concluded, “We remain focused on our plans to stabilize and then profitably grow net sales, and we are stepping up our game across the company with plans that include innovation, brand marketing excellence, superior consumer insights and relentless cost management.”
Fiscal 2011 Guidance
     Campbell expects to be at the high end of its fiscal 2011 guidance, including net sales change versus prior year of between 1 percent and (1) percent, adjusted earnings before interest and taxes (EBIT) to decline between (3) and (5) percent and earnings per share (EPS) to decline between (1) and (3) percent from the fiscal 2010 adjusted base of $2.47.
Third-Quarter Results
     For the third quarter, sales increased 1 percent to $1.813 billion. The increase in sales for the quarter reflected the following factors:
•	Volume and mix subtracted 2 percent

•	Price and sales allowances added 1 percent

•	Currency added 2 percent
Third-Quarter Financial Details
•	Gross margin was 40.4 percent compared with 41.2 percent a year ago. The decrease in gross margin percentage was primarily due to cost inflation and higher plant costs, partially offset by productivity improvements.

•	Marketing and selling expenses decreased to $243 million compared with $252 million in the prior year, primarily due to lower advertising and consumer promotion expenses, and lower selling expenses, partially offset by the impact of currency.

•	Administrative expenses decreased $8 million to $148 million, primarily due to lower incentive compensation costs.

•	EBIT was $307 million compared with $292 million in the prior-year quarter. Excluding items impacting comparability, adjusted EBIT in the prior-year quarter was $304 million. Adjusted EBIT increased 1 percent primarily due to lower selling and marketing expenses, lower administrative expenses and the favorable impact of currency, partially offset by the decline in gross margin percentage and lower sales volumes.

•	Net earnings per share were $0.57 in the current quarter compared with adjusted net earnings per share of $0.54 in the prior-year quarter, an increase of 6 percent. EPS benefited from lower weighted average diluted shares outstanding.
Nine-Month Results
     Net earnings for the first nine months were $705 million, or $2.11 per share, compared with $731 million, or $2.09 per share, in the year-ago period. Excluding items impacting comparability, net earnings declined 6 percent compared to adjusted net earnings of $749 million, and net earnings per share declined 1 percent versus an adjusted $2.14 per share in the prior year.
     For the first nine months of fiscal 2011, sales were $6.112 billion, a decrease of 1 percent from the year-ago period. The change in sales for the period reflected the following factors:
•	Increased promotional spending subtracted 2 percent

•	Currency added 1 percent
Nine-Month Financial Details
•	Gross margin was 40.3 percent compared with 41.2 percent a year ago. The decrease in gross margin percentage was primarily due to cost inflation and higher plant costs, and increased promotional spending, partially offset by productivity improvements and favorable mix.

•	Marketing and selling expenses decreased $26 million to $811 million, primarily due to lower selling expenses which benefited from cost-saving initiatives.

•	Administrative expenses increased $4 million to $442 million, primarily due to higher pension and benefit costs, information systems related costs, costs associated with the new headquarters facility and currency, partially offset by lower compensation expenses.

•	EBIT was $1.110 billion compared with $1.161 billion in the prior year. Excluding items impacting comparability, adjusted EBIT in the prior year was $1.173 billion. Adjusted EBIT decreased 5 percent primarily due to the decline in gross margin percentage and lower sales, partially offset by lower marketing and selling expenses and favorable currency.

•	Cash flow from operations was $858 million compared with $859 million in the year-ago period. The current-year cash flow reflected higher working capital requirements offset by the benefit of lower pension contributions.

•	Year to date, Campbell repurchased 20 million shares for $696 million under its strategic share repurchase program announced in June 2008 and the company’s practice of buying back shares sufficient to offset those issued under incentive compensation plans.
Summary of Fiscal 2011 Third-Quarter and Nine-Month Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $778 million for the third quarter, a decrease of 8 percent compared to the year-ago period. The decline in sales was due to volume and mix.

     U.S. soup sales declined 7 percent in the quarter. Sales volumes were negatively impacted by reduced promotional spending as the company transitioned to higher promoted price points at retail. Sales, primarily of ready-to-serve varieties, were also negatively impacted by fluctuations in customer inventories.
•	Sales of “Campbell’s” condensed soups decreased 2 percent, as declines in eating varieties were partly offset by gains in cooking varieties. Sales of cooking varieties rose in the quarter driven by strong performance around the Easter holiday.

•	Sales of ready-to-serve soups decreased 15 percent, reflecting declines in both canned and microwavable soups.

•	Broth sales declined 2 percent.
     Beverage sales decreased 9 percent for the quarter, compared to strong growth in the year-ago period in which sales increased 13 percent. Beverage sales were negatively impacted by lower advertising and increased competitive activity. Sales of “V8” vegetable juice and “V8 V-Fusion” juice declined, while sales of “V8 Splash” juice drinks increased.
     Sales of “Prego” pasta sauce declined due to continued competitive activity, including merchandising and new items. Sales of “Pace” Mexican sauce declined significantly, largely due to continued private label distribution gains.
     Operating earnings were $193 million compared with $214 million in the prior-year period. The decrease in operating earnings was primarily due to lower sales volume, cost inflation and higher plant costs, partly offset by productivity improvements and lower selling and marketing expenses.
     For the first nine months, U.S. Soup, Sauces and Beverages sales decreased 5 percent to $2.903 billion. A breakdown of the change in sales follows:
•	Volume and mix subtracted 3 percent

•	Increased promotional spending subtracted 2 percent
     For the first nine months, U.S. soup sales declined 5 percent due to a 10-percent decrease in ready-to-serve soups and a 3-percent decrease in condensed soups. Sales of broth increased 1 percent. Beverage sales were comparable to a year ago as gains in “V8

Splash” juice drinks and “V8 V-Fusion” juice were offset by declines in “V8” vegetable juice. Sales of “Prego” pasta sauce and “Pace” Mexican sauce both declined.
     Operating earnings were $708 million compared with $804 million in the year-ago period. The decrease in operating earnings was due to increased promotional spending, cost inflation and lower sales volume, partly offset by productivity improvements.
Baking and Snacking
     Sales for Baking and Snacking were $527 million in the third quarter, an increase of 10 percent from a year ago. A breakdown of the change in sales follows:
•	Volume and mix added 4 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 5 percent
     Further details of sales results included the following:
•	Sales at Pepperidge Farm increased, reflecting higher selling prices and volume gains.
•	In cookies and crackers, sales increases were driven by solid gains in “Goldfish” snack crackers and the launch of “Milano Melts” cookies.

•	Sales growth in bakery products was driven by gains in whole grain and Swirl breads.

•	Sales of frozen products increased double digits, fueled by the launch of Artisan Stone Baked rolls.
•	Sales at Arnott’s increased due to currency and sales gains in savory crackers led by “Shapes,” “Cruskits” and “Vita-Weat,” along with growth in “Tim Tam” chocolate cookies and in “Tiny Teddy” sweet varieties.
     Operating earnings rose to $82 million compared with $76 million in the prior-year period. The increase in operating earnings was primarily due to the impact of currency and growth at Pepperidge Farm.

     For the first nine months, sales increased 7 percent to $1.597 billion. A breakdown of the change in sales follows:
•	Volume and mix added 3 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 3 percent
     Operating earnings grew to $263 million compared with $249 million in the year-ago period. The increase in operating earnings was primarily due to the impact of currency and volume-driven growth at Pepperidge Farm, partly offset by lower earnings at Arnott’s in local currency.
International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $354 million for the third quarter, an increase of 7 percent compared with a year ago. The change in sales reflected the following factors:
•	Volume and mix added 1 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 2 percent

•	Currency added 6 percent
     Excluding the impact of currency, higher sales in the Asia Pacific region were partly offset by lower sales in Canada.
•	In Europe, sales increased primarily due to the favorable impact of currency and increased sales in Belgium, partly offset by lower sales in the Nordic region.

•	In the Asia Pacific region, sales increased due to currency and solid gains in Australian soup.

•	In Canada, sales increased primarily due to currency, partly offset by lower soup and beverage sales.
     Operating earnings were $41 million compared with $37 million in the year-ago period. The increase in operating earnings was primarily due to the impact of currency and gains in the Asia Pacific region, partly offset by declines in Canada.

     For the first nine months, sales increased from $1.142 billion to $1.147 billion. A breakdown of the change in sales follows:
•	Volume and mix added 1 percent

•	Increased promotional spending subtracted 2 percent

•	Currency added 1 percent
     Excluding the impact of currency, declines in Canada and Latin America were partly offset by gains in Asia Pacific.
     Operating earnings rose to $161 million compared with $155 million in the year-ago period.
North America Foodservice
     Sales were $154 million for the third quarter, an increase of 5 percent compared with a year ago. A breakdown of the change in sales follows:
•	Volume and mix added 3 percent

•	Price and sales allowances subtracted 1 percent

•	Decreased promotional spending added 2 percent

•	Currency added 1 percent
     Sales increased primarily due to volume-driven gains in refrigerated soup and improvements in the foodservice sector.
     Operating earnings increased to $22 million compared with an operating loss of $3 million in the prior period. The prior-year quarter included a $12 million restructuring charge. The remaining increase in operating earnings was primarily driven by lower administrative and selling expenses, reduced promotional spending and productivity improvements in excess of inflation.
     For the first nine months, sales increased to $465 million from $464 million. A breakdown of the change in sales follows:
•	Volume and mix subtracted 1 percent

•	Currency added 1 percent
     Operating earnings were $66 million compared with $40 million in the year-ago period. The prior year included a $12 million restructuring charge. The remaining increase in operating earnings was primarily driven by productivity improvements and lower administrative and selling expenses.

Unallocated Corporate Expenses
     Unallocated corporate expenses were $31 million versus $32 million a year ago. Unallocated expenses for the first nine months were $88 million versus $87 million in the prior year.
Non-GAAP Financial Information
     A detailed reconciliation of the fiscal 2010 adjusted financial information to the 2010 reported financial information is included at the end of this news release.
Conference Call
     The company will host a conference call to discuss these results on May 23, 2011, at 10:00 a.m. Eastern Daylight Time. U.S. participants may access the call at 1-866-793-1299 and non-U.S. participants at 1-703-639-1306. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A replay of the conference call will be available through midnight, June 6, 2011, by dialing 1-888-266-2081 or 1-703-925-2533. The access code is 1530360.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages represents the U.S. retail business including the following products: “Campbell’s” condensed and ready-to-serve soups, “Swanson” broth, stock and canned poultry, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 V-Fusion + Tea” beverages, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott’s” biscuits in Australia and Asia Pacific.
     International Soup, Sauces and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Europe, Mexico, Latin America, the Asia Pacific region and the retail business in Canada.

     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	May 1,	May 2,
	2011	2010
Net sales	$1,813	$1,802

Costs and expenses
Cost of products sold	1,081	1,059
Marketing and selling expenses	243	252
Administrative expenses	148	156
Research and development expenses	33	31
Other expenses / (income)	1	—
Restructuring charges	—	12

Total costs and expenses	1,506	1,510

Earnings before interest and taxes	307	292
Interest, net	24	27

Earnings before taxes	283	265

Taxes on earnings	97	97

Net earnings	186	$168
Net loss attributable to noncontrolling interests	1	—

Net earnings attributable to Campbell Soup Company	$187	$168

Per share — basic
Net earnings attributable to Campbell Soup Company	$.58	$.49

Dividends	$.29	$.275

Weighted average shares outstanding — basic	321	339

Per share — assuming dilution
Net earnings attributable to Campbell Soup Company	$.57	$.49

Weighted average shares outstanding — assuming dilution	323	342

In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency.
In fiscal 2010, the company recorded deferred tax expense of $10 (or $.03 per share) due to the enactment of U.S. health care legislation in March 2010.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	May 1,	May 2,
	2011	2010
Net sales	$6,112	$6,158

Costs and expenses
Cost of products sold	3,648	3,621
Marketing and selling expenses	811	837
Administrative expenses	442	438
Research and development expenses	95	88
Other expenses / (income)	6	1
Restructuring charges	—	12

Total costs and expenses	5,002	4,997

Earnings before interest and taxes	1,110	1,161
Interest, net	85	80

Earnings before taxes	1,025	1,081

Taxes on earnings	321	350

Net earnings	704	731
Net loss attributable to noncontrolling interests	1	—

Net earnings attributable to Campbell Soup Company	$705	$731

Per share — basic
Net earnings attributable to Campbell Soup Company	$2.13	$2.11

Dividends	$.855	$.80

Weighted average shares outstanding — basic	328	341

Per share — assuming dilution
Net earnings attributable to Campbell Soup Company	$2.11	$2.09

Weighted average shares outstanding — assuming dilution	331	344

In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency.
In fiscal 2010, the company recorded deferred tax expense of $10 (or $.03 per share) due to the enactment of U.S. health care legislation in March 2010.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	May 1,	May 2,	Percent
	2011	2010	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$778	$848	(8%)
Baking and Snacking	527	477	10%
International Soup, Sauces and Beverages	354	331	7%
North America Foodservice	154	146	5%

Total sales	$1,813	$1,802	1%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$193	$214	(10%)
Baking and Snacking	82	76	8%
International Soup, Sauces and Beverages	41	37	11%
North America Foodservice	22	(3)	833%

Total operating earnings	338	324	4%
Unallocated corporate expenses	(31)	(32)

Earnings before interest and taxes	307	292	5%
Interest, net	(24)	(27)
Taxes on earnings	(97)	(97)

Net earnings	186	$168	11%
Net loss attributable to noncontrolling interests	1	—

Net earnings attributable to Campbell Soup Company	$187	$168	11%

Per share — assuming dilution
Net earnings attributable to Campbell Soup Company	$.57	$.49	16%

In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency. The restructuring charges were recognized in the North America Foodservice segment.
In fiscal 2010, the company recorded deferred tax expense of $10 (or $.03 per share) due to the enactment of U.S. health care legislation in March 2010.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	May 1,	May 2,	Percent
	2011	2010	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$2,903	$3,056	(5%)
Baking and Snacking	1,597	1,496	7%
International Soup, Sauces and Beverages	1,147	1,142	—%
North America Foodservice	465	464	—%

Total sales	$6,112	$6,158	(1%)

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$708	$804	(12%)
Baking and Snacking	263	249	6%
International Soup, Sauces and Beverages	161	155	4%
North America Foodservice	66	40	65%

Total operating earnings	1,198	1,248	(4%)
Unallocated corporate expenses	(88)	(87)

Earnings before interest and taxes	1,110	1,161	(4%)
Interest, net	(85)	(80)
Taxes on earnings	(321)	(350)

Net earnings	704	731	(4%)
Net loss attributable to noncontrolling interests	1	—

Net earnings attributable to Campbell Soup Company	$705	$731	(4%)

Per share — assuming dilution
Net earnings attributable to Campbell Soup Company	$2.11	$2.09	1%

In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency. The restructuring charges were recognized in the North America Foodservice segment.
In fiscal 2010, the company recorded deferred tax expense of $10 (or $.03 per share) due to the enactment of U.S. health care legislation in March 2010.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	May 1,	May 2,
	2011	2010
Current assets	$1,842	$1,431
Plant assets, net	2,060	1,995
Intangible assets, net	2,684	2,457
Other assets	114	103

Total assets	$6,700	$5,986

Current liabilities	$1,837	$2,114
Long-term debt	2,431	1,542
Other liabilities	1,361	1,234
Total equity	1,071	1,096

Total liabilities and equity	$6,700	$5,986

Total debt	$3,105	$2,487

Cash and cash equivalents	$449	$80

Reconciliation of GAAP and Non-GAAP Financial Measures
Third Quarter Ended May 1, 2011
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Items Impacting Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.
The following items impacted earnings in fiscal 2010:
(1)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the third quarter of fiscal 2010, the company recorded pre-tax restructuring charges of $12 million ($8 million after tax or $0.02 per share) for pension benefit costs related to these initiatives.
(2)	In the third quarter of fiscal 2010, the company recorded deferred tax expense of $10 million ($0.03 per share) due to the enactment of U.S. health care legislation in March 2010. The law changed the tax treatment of subsidies to companies that provide prescription drug benefits to retirees. Accordingly, the company recorded the non-cash charge to reduce the value of the deferred tax asset associated with the subsidy.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Third Quarter
(millions, except per share amounts)	May 1, 2011	May 2, 2010	% Change
Earnings before interest and taxes, as reported	$307	$292
Add: Restructuring charges (1)	—	12

Adjusted Earnings before interest and taxes	$307	$304	1%

Interest, net, as reported	$24	$27

Adjusted Earnings before taxes	$283	$277

Taxes on earnings, as reported	$97	$97
Add: Tax benefit from restructuring charges (1)	—	4
Deduct: Tax expense from health care legislation (2)	—	(10)

Adjusted Taxes on earnings	$97	$91

Adjusted effective income tax rate	34.3%	32.9%

Net earnings attributable to Campbell Soup Company, as reported	$187	$168
Add: Net adjustment from restructuring charges (1)	—	8
Add: Tax expense from health care legislation (2)	—	10

Adjusted Net earnings attributable to Campbell Soup Company	$187	$186	1%

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$0.57	$0.49
Add: Net adjustment from restructuring charges (1)	—	0.02
Add: Tax expense from health care legislation (2)	—	0.03

Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$0.57	$0.54	6%

	Year-to-Date
(millions, except per share amounts)	May 1, 2011	May 2, 2010	% Change
Earnings before interest and taxes, as reported	$1,110	$1,161
Add: Restructuring charges (1)	—	12

Adjusted Earnings before interest and taxes	$1,110	$1,173	(5)%

Interest, net, as reported	$85	$80

Adjusted Earnings before taxes	$1,025	$1,093

Taxes on earnings, as reported	$321	$350
Add: Tax benefit from restructuring charges (1)	—	4
Deduct: Tax expense from health care legislation (2)	—	(10)

Adjusted Taxes on earnings	$321	$344

Adjusted effective income tax rate	31.3%	31.5%

Net earnings attributable to Campbell Soup Company, as reported	$705	$731
Add: Net adjustment from restructuring charges (1)	—	8
Add: Tax expense from health care legislation (2)	—	10

Adjusted Net earnings attributable to Campbell Soup Company	$705	$749	(6)%

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.11	$2.09
Add: Net adjustment from restructuring charges (1)	—	0.02
Add: Tax expense from health care legislation (2)	—	0.03

Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.11	$2.14	(1)%

Year Ended
(millions, except per share amounts)	Aug. 1, 2010
Earnings before interest and taxes, as reported	$1,348
Add: Restructuring charges (1)	12

Adjusted Earnings before interest and taxes	$1,360

Interest, net, as reported	$106

Adjusted Earnings before taxes	$1,254

Taxes on earnings, as reported	$398
Add: Tax benefit from restructuring charges (1)	4
Deduct: Tax expense from health care legislation (2)	(10)

Adjusted Taxes on earnings	$392

Adjusted effective income tax rate	31.3%

Net earnings attributable to Campbell Soup Company, as reported	$844
Add: Net adjustment from restructuring charges (1)	8
Add: Tax expense from health care legislation (2)	10

Adjusted Net earnings attributable to Campbell Soup Company	$862

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.42
Add: Net adjustment from restructuring charges (1)	0.02
Add: Tax expense from health care legislation (2)	0.03

Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.47